Exhibit 10(a)
Arrow Electronics, Inc.
Non-Qualified Stock Option Award Agreement
Grantee: ____________
Grant Date: ____________
Number of Shares Covered by this Option: ____________
Exercise Price Per Share: ____________
Expiration Date: ____________
THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (the “Agreement”) dated as of ____________ (the “Grant Date”) is between Arrow Electronics, Inc., a New York corporation (the “Company” or “Arrow”), and ____________ (the “Grantee” or “you”). In consideration of mutual promises and covenants made in this Agreement and the mutual benefits to be derived from this Agreement, the Company and Grantee agree as follows:
Subject to the provisions of this Agreement and the provisions of the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the “Plan”), the Company hereby grants to the Grantee the number of non-qualified stock options shown above (the “Options”) as of ____________ at the stated exercise price per share, which is 100% of the Fair Market Value of a Share on the Grant Date. Except as expressly provided below, the term of this Option begins as of the Grant Date and continues through the earlier of (a) 90 days following your termination of employment for any reason other than Cause (as defined below) or (b) the expiration date stated above (the “Expiration Date”). Capitalized terms used and not defined in this Agreement have the meanings given to them in the Plan.
1.Vesting Generally. Subject to the provisions of Sections 2 through 6 of this Agreement, twenty-five percent (25%) of the Options will vest and become exercisable on each of the first four anniversaries of the Grant Date, but only if Grantee remains employed by Arrow (or one of its Subsidiaries or Affiliates) on the applicable anniversary. Upon your exercise, each vested Option shall be settled by delivery of one Share. Any fractional Options shall be rounded to the nearest whole number.

2.Vesting following Retirement. Upon your Retirement from Arrow, any unvested portion of the Options will continue to vest under the same schedule as set forth under Section 1 hereof, provided that you do not engage or become interested in any Competing Business during such remaining vesting period (whether as an owner, partner, director, employee, consultant or otherwise), in which case any unvested portion of the Option will be forfeited. The vested Options will remain exercisable until the earlier of (a) the seventh anniversary of the date of your Retirement or (b) the Expiration Date.

3.Vesting following Certain Terminations. Upon your termination of employment from Arrow under circumstances in which you are receiving severance payments from Arrow in the form of salary continuation, any unvested portion of the Options will continue to vest under the same schedule as set forth under Section 1 hereof, for the period you are receiving severance payments; provided that you do not engage or become interested in any Competing Business during such remaining vesting period (whether as an owner, partner, director, employee, consultant or otherwise), in which case any unvested portion of the Option will be forfeited and no payment or delivery of Shares will be made therefor.

4.Death or Disability. Upon your termination of employment from Arrow by reason of death or Disability, any unvested part of the Options will vest immediately. The entire Option will remain exercisable until the Expiration Date.

5.Termination of Employment following a Change of Control. Any unvested portion of the Option will vest immediately upon the termination of your employment by Arrow without Cause, or by you for Good Reason, in either such case occurring within two (2) years after a Change of Control of Arrow. The entire Option will remain exercisable until the Expiration Date.

6.Termination of Employment for Cause. Upon your termination of employment from Arrow for Cause, the Options (including any vested portion thereof) shall immediately terminate in their entirety and there will be no payment or delivery of Shares to you related to such forfeited Options.

If your employment ends for any reason (other than as described in Sections 2 through 5 above and this Section 6) before your Options fully vest, the unvested portion of the Options will be forfeited and there will be no payment or delivery of Shares to you related to such forfeited Options. The vested Options will remain exercisable until the earlier of (a) 90 days following your termination of employment for any reason other than Cause or (b) the Expiration Date.
The terms “Cause,” “Change of Control,” “Competing Business,” “Disability,” “Good Reason,” and “Retirement,” as used in this Agreement are defined in Section 14 below.
7.Exercise. You (or your representative, upon your death) may exercise any vested portion of this Option at any time during its term by giving written notice to Arrow’s stock administrator and making payment to Arrow in an amount equal to the per Share exercise price times the number of Shares you wish to exercise, plus applicable taxes.

8.Transferability. Except as otherwise determined by the Committee, Options granted under this Agreement are not transferable by Grantee, whether voluntarily or involuntarily, by operation of law or otherwise, during the Term, except as provided in the Plan. Any assignment, pledge, transfer or other disposition, voluntary or involuntary, of the Options made, or attachment, execution, garnishment, or lien issued against or placed upon the Options, shall be void.

9.Administration. This Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon Grantee. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. You can only accept and receive the Award by indicating your acceptance of the terms and conditions set forth in this Agreement. By accepting this Agreement, you accept and agree to all of its terms. If you do not accept this Agreement your Award will be forfeited.

10.Arrow Electronics Anti-Hedging Policy. You are required to comply with the Arrow Electronics Anti-Hedging Policy with respect to transactions in Shares acquired under the Plan.

11.Personal Data. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials by and among, as applicable, your employer (the “Employer”), the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), salary, nationality, job title, any stock or directorships held in the Company, details of all Options or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, its Subsidiaries and Affiliates, the Employer and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired upon exercise of the Options.. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
12.Nature of Grant. By participating in the Plan, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the Options is voluntary and occasional and does not create any contractual or other right to receive future grants, or benefits in lieu of Options, even if Options have been granted in the past; (c) all decisions with respect to future grants of Options, if any, will be at the sole discretion of the Company; (d) the Option grant and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary or Affiliate and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate, as applicable, to terminate your employment or service relationship (if any); (e) you are voluntarily participating in the Plan; (f) the Options are not intended to replace any pension rights or compensation; (g) the Options and any Shares acquired under the Plan and the income and value of same are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; (h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; (i) if the underlying Shares do not increase in value, the Option will have no value; (j) if you exercise the Option and acquire Shares, the value of such Shares may increase or decrease in value, even below the exercise price; (k) no claim or entitlement to compensation or damages shall arise from forfeiture of the Options resulting from the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Options to which you are otherwise not entitled, you irrevocably agree never to institute any such claim against the Company, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release the Company, its Subsidiaries and Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (l) unless otherwise agreed with the Company in writing, the Options, the underlying Shares and the income and value of same are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary or Affiliate (m) for purposes of the Options, your employment or other service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in Sections 2 through 6 of this Agreement or determined by the Company: (i) your right to vest in the Options under this Agreement, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (ii) the period (if any) during which you may exercise the Option will commence as of such date and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any; the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Option grant (including whether you may still be considered to be providing services while on an approved leave of absence); and (n) the following provisions apply only if you are providing services outside the United States: (A) the Options, the underlying Shares, and the income and value of same are not part of normal or expected compensation or salary for any purpose; and (B) neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Options or of any amount due to you pursuant to the exercise of the Options or the subsequent sale of any Shares acquired upon exercise.

13.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

14.Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below:
“Cause” means that the Committee, in its sole discretion, determined that you: (i) intentionally failed to perform your duties for Arrow and that failure continues after you receive written warning concerning your failure to perform (this does not mean a mere failure to attain financial goals); (ii) engaged in illegal conduct or gross misconduct which is significantly and demonstrably injurious to Arrow; or (iii) violated any provision of Arrow’s Worldwide Code of Business Conduct and Ethics or of any other written agreement you may have with Arrow.
“Competing Business” means any business, which, directly or indirectly, provides the same or substantially similar products or services as those provided by the organization, business units or groups for which you worked or had responsibility during your tenure at Arrow or any of its Subsidiaries or Affiliates.

“Committee” means the Compensation Committee of Arrow’s Board of Directors or a designated subcommittee thereof.
“Change of Control” means the occurrence of either of the following events: (a) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company, or (b) a majority of the members of the Company’s Board of Directors is replaced during a 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.
“Disability” means due to illness, injury or a physical or medically recognized mental condition, (i) you are unable to perform your duties and responsibilities with reasonable accommodation for 120 consecutive calendar days, or 180 calendar days during any twelve-month period, as determined by a physician agreed to by the Company and you, or (ii) you are considered disabled for purposes of receiving/qualifying for long-term disability benefits under any group long-term disability insurance plan or policy offered by Company or one of its Subsidiaries or Affiliates in which you participate.
“Good Reason” means the occurrence of any of the following changes to your employment, provided that Arrow does not rescind such changes within thirty days following your written request: (i) a material adverse diminution in your duties and responsibilities; (ii) your base salary is materially reduced, other than in connection with a region-wide or company-wide pay cut/furlough program; or (iii) a material change in the geographic location of your principal place of business of more than fifty (50) miles from your current location. For the avoidance of doubt, a mere change in title and/or reporting relationship shall not be grounds for a claim of “Good Reason.” You will have “Good Reason” to terminate your employment only if such action is taken during the two year period following a Change of Control.
“Retirement” means your retirement under a retirement plan of Arrow, or one of its Subsidiaries or Affiliates, at or after your normal retirement age or, with the written consent of the Committee, at an early retirement date.
15.Tax Withholding. You acknowledge that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including, but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (b) withholding from proceeds of the sale of Shares acquired upon settlement of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent).
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the maximum rate is used, any over-withheld amount will be refunded to you in cash by the Company or Employer (with no entitlement to the Share equivalent) or if not refunded, you may seek a refund from the local tax authorities.
Finally, you agree to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
16.Governing Law and Venue. The Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of New York, without regard to the conflict of law provisions, as provided in the Plan.
For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.
17.Foreign Asset/Account, Exchange Control and Tax Reporting. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.

18.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.Language. If you have received this Agreement or any other document related to this Agreement translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

23.Appendix. Notwithstanding any provisions in the Agreement, the Options shall be subject to the additional terms and conditions set forth in any appendix to this Agreement (the “Appendix”) for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of the Agreement.

24.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

The parties have entered into this Agreement as of the date first written above by signing where indicated below.
Arrow Electronics, Inc.

By:
Gregory Tarpinian
SVP and General Counsel

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PARTICIPANT NAME